Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2017 Results

Revenues: $1.0 billion for fourth quarter; $4.5 billion for fiscal year
Diluted earnings per share: $0.79 for fourth quarter; $3.22 for fiscal year
Net income: $36 million for fourth quarter; $148 million for fiscal year
EBITDA(1) as a % of revenues: 7.1% for fourth quarter; 7.2% for fiscal year
Cash flows provided by operating activities: $62 million for fourth quarter; $273 million for fiscal year
Book-to-bill ratio of approximately 0.8 for fourth quarter; 1.2 for fiscal year

MCLEAN, VA, March 30, 2017—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the fourth quarter and full fiscal year ended February 3, 2017.

“SAIC’s fourth quarter and full fiscal year 2017 results demonstrate continued execution of the business strategy and although revenue growth was a challenge, we are positioned well against an improving market backdrop,” said SAIC CEO Tony Moraco. “Program performance, margin improvement, strong cash flow generation and disciplined capital deployment continue to be the hallmarks of the SAIC shareholder value proposition.”

Fourth Quarter and Full Fiscal Year 2017: Summary Operating Results

	Three Months Ended				Year Ended
	February 3, 2017	Percent change		January 29, 2016	February 3, 2017	Percent change		January 29, 2016
	(in millions, except per share amounts)
Revenues	$1,026	(4%)		$1,071	$4,450	3%		$4,315
Operating income	61	13%		54	271	19%		227
Operating income as a percentage of revenues	5.9%	90	bps	5.0%	6.1%	80	bps	5.3%
Adjusted operating income(1)	61	(5%)		64	281	11%		253
Adjusted operating income as a percentage of revenues	5.9%	-10	bps	6.0%	6.3%	40	bps	5.9%
Net income	36	29%		28	148	26%		117
EBITDA(1)	73	0%		73	322	13%		286
EBITDA as a percentage of revenues	7.1%	30	bps	6.8%	7.2%	60	bps	6.6%
Adjusted EBITDA(1)	73	(9%)		80	330	7%		309
Adjusted EBITDA as a percentage of revenues	7.1%	-40	bps	7.5%	7.4%	20	bps	7.2%
Diluted earnings per share	$0.79	32%		$0.60	$3.22	30%		$2.47
Adjusted diluted earnings per share(1)	$0.79	7%		$0.74	$3.35	18%		$2.85
Cash flows provided by operating activities	$62	(43%)		$108	$273	21%		$226
Free cash flow(1)	$58	(41%)		$99	$258	25%		$206

(1)	Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter decreased $45 million, or 4%, compared to the prior year primarily due to lower subcontractor activity within our AMCOM contract portfolio ($12 million), the re-compete loss of an IT integration program for the Department of Homeland Security ($8 million), customer driven delays on a Marine Corp IT services program ($12 million), various other decreases across our contract portfolio and one less productive day in the quarter ($17 million). These decreases were partially offset by revenues on newly awarded programs including the Amphibious Combat Vehicle (ACV) and GSA Enterprise Operations programs ($47 million).

Revenues for the fiscal year increased $135 million, or 3% compared to the prior year, primarily due to revenues earned on contracts obtained through the acquisition of Scitor (which occurred in the second quarter of the prior year period), revenues on newly awarded programs including the ACV and GSA Enterprise Operations programs ($138 million) and revenues due to one additional week in the current year period ($88 million). These increases were partially offset by lower activity on our supply chain and logistics services programs as the result of the loss of two contracts in the prior year ($75 million), the expected decline on the Assault Amphibious Vehicle program as we near completion of the prototyping phase ($25 million), and various other decreases across our contract portfolio due to programs that have ended or have experienced lower activity. Revenues from work performed jointly with our former parent company also decreased, as expected, as we complete pre-separation joint work ($22 million).

Operating income for the quarter increased $7 million to 5.9% of revenues, up from 5.0% for the prior year quarter. This increase was primarily due to lower acquisition and integration expenses ($10 million), lower intangible asset amortization ($5 million) and cost savings initiatives ($6 million). These increases were partially offset by higher bid and proposal (B&P) activity to address a strong pipeline of opportunities ($6 million), lease exit costs ($5 million) and lower revenue volume ($4 million).

Operating income for the fiscal year increased $44 million to 6.1% of revenues, up from $227 million, or 5.3% of revenues, in the prior fiscal year. The increase in operating income was primarily due to a decrease in acquisition and integration costs ($16 million), higher net favorable changes in estimates on contracts accounted for using the percentage-of-completion method ($9 million), cost savings initiatives ($10 million), lower intangible asset amortization ($8 million) and increased revenue volume ($12 million). These increases were partially offset by higher B&P activity ($9 million) and lease exit costs ($5 million).

Net income for the quarter increased $8 million from the comparable prior year period primarily due to increased operating income ($5 million, net of tax), lower effective tax rate ($1 million), higher other income ($1 million, net of tax), and lower interest expense primarily due to lower principal outstanding ($1 million, net of tax).

Net income for the fiscal year increased $31 million from the prior fiscal year primarily due to increased operating income ($28 million, net of tax) and a lower effective tax rate ($7 million), partially offset by increased interest expense primarily due to one additional quarter of interest in the current year on additional borrowings.

EBITDA(1) for the quarter increased to 7.1% of revenues, compared to EBITDA(1) of 6.8% for the comparable prior year quarter. The increase was primarily due to lower acquisition and integration expenses and cost savings initiatives, partially offset by higher B&P activity and lease exit costs.

EBITDA(1) for the fiscal year increased to 7.2% of revenues, compared to EBITDA(1) of 6.6% in the prior fiscal year. The increase was primarily due to an increase in net favorable changes in estimates on contracts accounted for under the percentage-of-completion method, cost savings initiatives, and lower costs related to the acquisition and integration of Scitor.

Diluted earnings per share was $0.79 for the quarter. The weighted-average diluted shares outstanding during the quarter was 45.3 million shares. Diluted earnings per share was $3.22 for the year. The weighted-average diluted shares outstanding during the year was 45.9 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the fourth quarter were $62 million, which represented a decrease from the comparable prior year quarter. This decrease was primarily due to one more payroll payment in the current quarter and a net increase in working capital investments in Marine Corps platform integration and IT services programs ($7 million). These decreases were partially offset by cost savings initiatives in the current quarter ($6 million) and lower interest payments ($4 million).

(1)	Non-GAAP measure, see Schedule 5 for information about this measure.

Total cash flows provided by operating activities for the year were $273 million, an increase from the prior year, primarily due to a net reduction in working capital investments in Marine Corps platform integration and IT services programs ($34 million), strong customer receipts, and lower payments for acquisition and integration costs ($13 million) and income taxes ($7 million). Cash flows also were higher due to one additional quarter of operating activities of Scitor. These increases were partially offset by higher interest payments due to one additional quarter of interest incurred on additional borrowings ($13 million) and one extra payroll payment in the current year.

During the quarter SAIC deployed $51 million of capital, consisting of $13 million in cash dividends and $38 million in plan share repurchases (457 thousand shares) under SAIC’s previously announced share repurchase program. For the year, cash dividends were $54 million and share repurchases totaled $149 million (approximately 2.4 million shares), with total share repurchases since the inception of the program in 2013 totaling $349 million (approximately 7.1 million shares).

Quarterly Dividend Declared

Subsequent to fiscal year-end, the Company’s Board of Directors declared a cash dividend of $0.31 per share of the Company’s common stock payable on April 28, 2017 to stockholders of record on April 14, 2017. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the quarter were approximately $0.8 billion, which reflects a book-to-bill ratio of approximately 0.8. Net bookings for the year were approximately $5.3 billion, which reflects a book-to-bill ratio of approximately 1.2, our strongest annual book to bill to date, achieved as a result of our go-to-market strategy against an expanding pipeline of contract opportunities. SAIC’s estimated backlog of signed business orders at the end of fiscal 2017 was approximately $8.0 billion of which $1.8 billion was funded.

SAIC was awarded the following notable contracts during the quarter:

U.S. Army – Human Resources Command (HRC): SAIC was awarded a bridge contract to continue to provide the U.S. Army HRC with full life-cycle information technology support, including maintenance, enhancement and development support for systems, programs, applications and databases that are vital to managing the Army's personnel in peacetime and at war. The bridge contract has a one-year period of performance and a total contract value of $73 million.

U.S. Navy – Space and Naval Warfare Systems Center (SSC) Pacific: SAIC was awarded an indefinite delivery, indefinite quantity (IDIQ) contract by the SSC Pacific to continue to provide network service solutions and engineering support to U.S. Navy and joint Department of Defense shore units worldwide. The multiple-award contract has a three-year base period of performance with two one-year option ordering periods and a total potential value of $84 Million. SAIC is one of four awardees.

Defense Logistics Agency (DLA): SAIC was awarded a new IDIQ contract by the DLA to provide a variety of information technology support services. The multiple-award contract has a five-year base period of performance and one three-year option for a potential contract award ceiling of $6 billion. SAIC is one of 142 awardees.

SAIC was awarded the following notable contracts subsequent to the end of the quarter:

U.S. Army Contracting Command-Redstone: SAIC was awarded a new position on an IDIQ contract in support of the Army Space and Missile Defense Command/Army Forces Strategic Command's Design, Development, Demonstration and Integration, or D3I, Domain 1 – space, high altitude and missile defense program. The multiple-award contract has a five-year base period of performance and two consecutive two-year options for a total value of more than $3 billion for all awardees. SAIC is one of eight awardees.

Webcast Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. Eastern time on March 30, 2017. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,500 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com

Media: Monty Vest +1.256.426.9125, monica.m.vest@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of March 30, 2017. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Year Ended
	February 3, 2017	January 29, 2016	February 3, 2017	January 29, 2016
(in millions, except per share amounts)
Revenues	$1,026	$1,071	$4,450	$4,315
Cost of revenues	919	965	4,003	3,904
Selling, general and administrative expenses	46	42	166	158
Acquisition and integration costs	-	10	10	26
Operating income	61	54	271	227
Interest expense	11	13	52	44
Other income (expense), net	1	-	1	-
Income before income taxes	51	41	220	183
Provision for income taxes	(15)	(13)	(72)	(66)
Net income	$36	$28	$148	$117
Weighted-average number of shares outstanding:
Basic	43.9	45.4	44.5	45.8
Diluted	45.3	47.0	45.9	47.4
Earnings per share:
Basic	$0.82	$0.61	$3.33	$2.55
Diluted	$0.79	$0.60	$3.22	$2.47
Cash dividends declared and paid per share	$0.31	$0.31	$1.24	$1.21

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	February 3, 2017	January 29, 2016
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$210	$195
Receivables, net	539	635
Inventory, prepaid expenses and other current assets	152	122
Total current assets	901	952
Goodwill	863	860
Intangible assets, net	200	224
Property, plant and equipment, net	60	71
Other assets	18	15
Total assets	$2,042	$2,122

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$432	$447
Accrued payroll and employee benefits	158	184
Long-term debt, current portion	25	57
Total current liabilities	615	688
Long-term debt, net of current portion	1,022	1,013
Other long-term liabilities	51	41
Total equity	354	380
Total liabilities and equity	$2,042	$2,122

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Year Ended
	February 3, 2017	January 29, 2016	February 3, 2017	January 29, 2016
	(in millions)
Cash flows from operating activities:
Net income	$36	$28	$148	$117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12	20	53	62
Deferred income taxes	1	3	1	3
Stock-based compensation expense	6	8	31	33
Excess tax benefits from stock-based compensation	(3)	(1)	(18)	(10)
Loss on disposal of property, plant, and equipment	1	1	1	1
Loss on extinguishment of debt	-	-	2	-
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	77	39	96	(5)
Inventory, prepaid expenses and other current assets	(23)	(6)	(36)	(11)
Other assets	1	(1)	-	-
Accounts payable and accrued liabilities	12	8	16	44
Accrued payroll and employee benefits	(59)	11	(26)	(4)
Other long-term liabilities	1	(2)	5	(4)
Total cash flows provided by operating activities	62	108	273	226
Cash flows from investing activities:
Change in restricted cash	2	2	6	(14)
Expenditures for property, plant, and equipment	(4)	(9)	(15)	(20)
Asset acquisition	-	-	(2)	-
Cash paid for acquisition, net of cash acquired	-	-	-	(764)
Total cash flows used in investing activities	(2)	(7)	(11)	(798)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(14)	(54)	(55)
Principal payments on borrowings	-	(43)	(236)	(72)
Issuances of stock	2	1	5	4
Stock repurchased and retired or withheld for taxes on equity awards	(43)	(33)	(180)	(69)
Excess tax benefits from stock-based compensation	3	1	18	10
Disbursements for obligations assumed from Scitor acquisition	(2)	(2)	(7)	(5)
Proceeds from borrowings	-	-	209	670
Deferred financing costs	-	-	(2)	(17)
Total cash flows (used in) provided by financing activities	(53)	(90)	(247)	466
Total increase (decrease) in cash and cash equivalents	7	11	15	(106)
Cash and cash equivalents at beginning of period	203	184	195	301
Cash and cash equivalents at end of period	$210	$195	$210	$195

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	February 3, 2017	November 4, 2016	January 29, 2016
	(in millions)
Funded backlog	$1,811	$2,044	$1,879
Negotiated unfunded backlog	6,209	6,189	5,319
Total backlog	$8,020	$8,233	$7,198

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Internal revenue growth

	Three Months Ended	Year Ended
	February 3, 2017
	(in millions)
Prior year period's revenues, as reported	$1,071	$4,315
Prior year period's revenues performed by former Parent	(3)	(31)
Revenues of acquired business for the pre-acquisition prior year period	-	154
Prior year period's revenues, as adjusted	1,068	4,438
Current year revenues, as reported	1,026	4,450
Revenues performed by former Parent	(1)	(9)
Estimated impact of 53rd week	-	(88)
Current year period's revenues, as adjusted	1,025	4,353
Internal revenue growth (contraction)(1)	$(43)	$(85)
Internal revenue growth (contraction) percentage	(4.0%)	(1.9%)

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth after the completion of acquisitions. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We also adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the prior year period. We estimate the revenue impact of the additional week by dividing the current year’s revenues for the first quarter by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter. We believe that adjusting current year revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods. We believe that internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions.

(1)	Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted operating income, EBITDA, Adjusted EBITDA, and Adjusted diluted earnings per share

	Three Months Ended		Year Ended
	February 3, 2017	January 29, 2016	February 3, 2017	January 29, 2016
	(in millions, except per share amounts)

Net income	$36	$28	$148	$117
Interest expense	11	13	52	44
Provision for income taxes	15	13	72	66
Depreciation and amortization	11	19	50	59
EBITDA(1)	73	73	322	286
EBITDA as a percentage of revenues	7.1%	6.8%	7.2%	6.6%
Acquisition and integration costs	-	10	10	26
Depreciation included in acquisition and integration costs	-	(3)	(2)	(3)
Adjusted EBITDA(1)	$73	$80	$330	$309
Adjusted EBITDA as a percentage of revenues	7.1%	7.5%	7.4%	7.2%

Operating income	$61	$54	$271	$227
Operating income as a percentage of revenues	5.9%	5.0%	6.1%	5.3%
Acquisition and integration costs	-	10	10	26
Adjusted operating income(1)	$61	$64	$281	$253
Adjusted operating income as a percentage of revenues	5.9%	6.0%	6.3%	5.9%

Diluted earnings per share	$0.79	$0.60	$3.22	$2.47
Acquisition and integration costs, divided by diluted weighted-average number of shares outstanding	$-	$0.21	$0.22	$0.55
Acquisition and integration costs tax benefit, divided by diluted weighted-average number of shares outstanding	$-	$(0.07)	(0.09)	(0.17)
Adjusted diluted earnings per share(1)	$0.79	$0.74	$3.35	$2.85

EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA, adjusted operating income, and adjusted diluted earnings per share are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance as they relate to the Company’s significant acquisition of Scitor. Adjusted EBITDA and adjusted operating income are calculated by excluding acquisition and integration costs from EBITDA and operating income, respectfully. Adjusted diluted earnings per share is calculated by excluding the impact of acquisition and integration costs from diluted earnings per share. In order to calculate the impact on diluted earnings per share, we use the effective income tax rates for each period excluding the negative effect of certain non-deductible acquisition and integration costs included in net income. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)	Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	February 3, 2017	January 29, 2016	February 3, 2017	January 29, 2016
	(in millions)
Cash flows provided by operating activities	$62	$108	$273	$226
Expenditures for property, plant, and equipment	(4)	(9)	(15)	(20)
Free cash flow(1)	$58	$99	$258	$206

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)	Non-GAAP measure, see above for definition.